EXHIBIT 2.2

                              TERMINATION AGREEMENT
                              ---------------------
                CONCERNING THE DATA CENTER  OPERATING AGREEMENTS
                ------------------------------------------------


This Termination Agreement concerning the Data-Center Agreements (the "Agreement") is entered into as of 25 June 2002 among

1.     Cybernet  Internet  Dienstleistungen  AG
       Stefan-George-Ring  19-23,  D-81929  Munich

                                - hereinafter referred to as "Cybernet" -

and

2.     Telehouse  Deutschland  GmbH
       Hanauer  Landstr.  316-324,  60314  Frankfurt/Main

                                - hereinafter  referred  to  as  "Telehouse" -

                - 1. and 2. together hereinafter referred to as the "Parties" and each a "Party" -

                                    Preamble

1. Cybernet is engaged in the internet service providing business and leases premises - which are not owned by Cybernet - for data-centers in Frankfurt, Hamburg and Munich (individually, a "Data-Center" and collectively, the "Data-Centers"). Cybernet is leasing the premises as lessee on the basis of (i) a lease agreement concerning the Frankfurt Data Center with GIP Gewerbe im Park GmbH ("GIP") dated June 7/11, 1999 taken over by Deutsche Immobilien Fonds AG, Hamburg, ("DIFA") on the basis of a unilateral transaction dated November 23, 1999 and amended by supplement between Cybernet, DIFA and Telehouse, dated September 1, 2000 (the "Frankfurt Lease Agreement"), (ii) a lease agreement concerning the Munich Data Center with DIFA dated June 30/July 7, 1999 amended by the supplement between Cybernet, DIFA and Telehouse dated November 1, 2000/February 15, 2001 (the "Munich Lease Agreement"), (iii) a lease agreement concerning the Hamburg Data Center with DIFA dated January 27, 1999 amended by the supplement between Cybernet, DIFA and Telehouse dated October 18/November 1/December 4, 2000 (the "Hamburg Lease Agreement"), (collectively, the "Lease Agreements"). Cybernet also owns hardware or has certain proprietary rights as beneficial property (wirtschaftliches Eigentum) to such hardware and has rights to use such hardware under the terms of the Lease Agreements and has equipped the Data-Centers with such hardware in order to let the Data-Centers to third parties.

2. Telehouse operates (i) the Frankfurt Data-Center as a lessee on the basis of a data-center operating agreement with Cybernet dated August 30, 2000 amended by a supplement dated July 2, 2001 (the "Frankfurt Data-Center Agreement"), (ii) the Munich Data-Center on the basis of a data-center operating agreement with Cybernet dated September 29, 2000, amended by a supplement dated July 2, 2001 (The "Munich Data-Center
       Agreement"),  and  (iii)  the  Hamburg  Data-Center  on  the  basis of  a


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       data-center  operating agreement with Cybernet dated September 29, 2000
       (the "Hamburg Data-Center Agreement"), (individually, "Data-Center Agreement", collectively, the "Data-Center Agreements"; Exhibit 1).

3. Cybernet leases back from Telehouse co-location areas on the basis of a data center service agreement of July 3, 2001 regarding premises in the Data Centers in Frankfurt and Munich (the "Data Center Service Agreement"), which shall not be affected by this Agreement, but which shall be amended.

4. By a separate Asset Purchase and Transfer Agreement, Cybernet and Disko Leasing GmbH, Dusseldorf ("Disko") have agreed (i) to sell and transfer to Disko all of the assets, equipment, furniture and fixtures as well as the related guarantees and all of Cybernet's other proprietary rights to such assets, equipment, furniture and fixtures and its rights under the terms of the Lease Agreements to use such assets, equipment, furniture and fixtures which are located in the Data-Centers and as set forth in such Asset Purchase and Transfer Agreement (ii) to arrange for the intended termination of the Hamburg Lease Agreement and parts of the Frankfurt and Munich Lease Agreements and the conclusion of new leases with DIFA and Telehouse which conditions mirror the Lease Agreements
       (iii) to arrange for an agreement between Telehouse, DIFA, and Disko, in order that Telehouse and DIFA give consent to the transfer of Cybernet's title, of other proprietary rights and of Cybernet's rights under the terms of the Lease Agreements to use as mentioned under (i) and agree to grant to Disko the same legal and contractual title and positions in such respect as Cybernet holds under the Lease Agreements and (iv) to provide for the termination of the Data-Center Agreements between Cybernet and Telehouse in order to permit Disko to enter into new service agreements with Telehouse.

5. By this Agreement, the parties hereto agree on the termination of each of the Data-Center Agreements, namely for (i) the Munich Data-Center,
       (ii) the Frankfurt Data-Center and (iii) the Hamburg Data-Center; provided, however, that Telehouse concludes new Lease Agreements with DIFA concerning the Data Centers which mirror the Lease Agreements.

Now,  therefore,  the  Parties  agree  as  follows:

                                    Section 1
                    Termination of the Data-Center Agreements


1. Subject to the terms and conditions of this Agreement, each of the Data-Center Agreements as set forth in the Preamble above shall terminate as of 30 June 2002. Any and all rights and obligations under the Data-Center Agreements shall cease as of such date, except for the obligation to pay the monthly fee as provided for in such Data Center Agreement which shall cease as of the Effective Date as defined in the Asset Purchase and Transfer Agreement.

2. Cybernet shall return to Telehouse all comfort letters and bank guarantees provided by Telehouse to Cybernet in connection with the Data Center Agreements.

3. Cybernet hereby waives its rights to withdraw and remove all equipments and fixtures, including those that are a permanent part of the rented space, on time prior to the termination of the respective Data Center Agreement.


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                                    Section 2
                      Condition Precedent to Effectiveness

This  Agreement  shall only become effective and have the effect as described in
Section  1  above,  if,  and  insofar  as,

1. Telehouse concludes new lease agreements with DIFA for the Hamburg lease object and partial spaces of the Frankfurt and Munich lease objects which conditions mirror the existing lease agreements between DIFA-Cybernet ("New Lease Agreements"; Exhibit 2);

2. Disko enters into the Asset Purchase and Transfer Agreement as described in the Preamble (4) above and the purchase price is paid.


                                    Section 3
                                     Notices

All notices and other communications under this Agreement must be in writing and sent - prior by telefax - by courier or mail to the following addresses (or at such other address as may be specified):

     To  Cybernet:       Cybernet  Internet  Dienstleistungen  AG
                         Attn.:  Eduard  Seligmann
                         Stefan-George-Ring  19-23,  D-81929  Munich

     With  a  copy  to:  Herzog  Rechtsanwalte
                         Attn:  Mr  Christoph  Heyne
                         Paul-Ehrlich-Strasse  37  -  39
                         D-60596  Frankfurt/Main


     To  Telehouse:      Telehouse  Europe
                         Attn.:  Barney  Bannington
                         Coriander  Avenue,  London  E14,  2AA

     and
                         Telehouse  Deutschland  GmbH
                         Attn.:  Werner  Tillmanns
                         Hanauer  Landstrasse  316  -  320
                         D-60314  Frankfurt  am  Main

     With  a  copy  to:  Lovells
                         Attn:  Marc  Werner/Oliver  Platt
                         Darmstadter  Landstr.  125,
                         60598  Frankfurt/Main


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                                    Section 4
                                 Confidentiality

1. The Parties will not at any time hereafter divulge (other than as required by law) any confidential information in relation to the Data-Center Agreements or this Agreement.

2. For the purposes of Sub-Section 1, "confidential information" shall include information of a confidential nature and not publicly known which is owned by the parties or used in or otherwise relates to the Data-Centers including, without limitation, information relating to:

       (i) the business methods, corporate plans, management systems, finances, new business opportunities or development projects of the Data-Centers; or

       (ii) the marketing or sales of any past or present or future products, goods or services including, without limitation, customer names and lists and other details of customer names and lists and other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and advertising and other promotional materials; or

       (iii) future projects, business development or planning, commercial relationships and negotiations; or

       (iv) any trade secrets or other information relating to the provision of any product or service.


                                    Section 5
                               Prior Arrangements

This Agreement supersedes all prior arrangements and understandings, both written and oral, with respect thereto, except for the Data Center Service Agreement (Exhibit 3), as amended, between the parties as listed in Exhibit 4 which shall remain unaffected by the aforesaid.


                                    Section 6
                                    Expenses

Each Party shall bear its own expenses relating to the execution or consummation of this Agreement, including any fees and disbursements of their respective legal, accountancy and other advisors.


                                    Section 7
                           Governing Law, Jurisdiction

1. This Agreement shall be governed exclusively by German law and construed in accordance with the laws of the Federal Republic of Germany without regard to the conflicts of laws rules and the United Nations Convention on the International Sale of Goods.


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2.     The regional court of Frankfurt am Main shall have exclusive jurisdiction of any case or controversy arising under or in connection with this Agreement.


                                    Section 8
                                  Severability

Should any provision of this Agreement or any provision to be incorporated in future be or become invalid or unenforceable, the validity of the balance of this Agreement shall not be affected thereby. The same applies if this Agreement contains any omissions. In lieu of the invalid or unenforceable provision or in order to complete any omission, a fair provision shall apply which to the extent legally permissible comes as close as possible to what the Parties had intended or would have intended according to the spirit and purpose of this Agreement if they had considered the matter at the time this Agreement was executed. The same applies if the provision is invalid because of the stipulated scope or time period.


                                    Section 9
                        In-writing requirement, Exhibits

1. Any amendment or supplement to this Agreement must be in writing. This also applies to this section 9.

2.     Any  and  all  Exhibits  are  part  of  this  Agreement.

Dusseldorf,  25  June  2002

For                                             For
Cybernet  Internet                              Telehouse
Dienstleistungen  AG:                           Deutschland  GmbH:


/s/ Andreas Eder  /s/ Claudio Morandi          /s/ Werner Tillmanns
-------------------------------------         ----------------------------------


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Exhibits

Exhibit  1     Data  Center  Agreements
Exhibit  2     New  Lease  Agreements  Telehouse  and  DIFA
Exhibit  3     Data  Center  Service  Agreements
Exhibit  4     2nd  Amendment  to  Data  Center  Service  Agreement